Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 1, 2007, relating to the financial statements and financial statement schedule of Duke Energy Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the adoption of a new accounting standard and the January 2, 2007 spin-off of the Company’s natural gas businesses) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Duke Energy Corporation for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
March 1, 2007